Exhibit 99.1

Contact:	Jim Ankner (News Media)
(O): (212) 770-3277
(C): (917) 882-7677

Liz Werner (Investment Community)
(O): (212) 770-7074

AIG APPOINTS LAURETTE T. KOELLNER TO NEWLY CREATED ROLE

OF ILFC EXECUTIVE CHAIRMAN

Appointment Follows Investigation by AIG, ILFC Parent,

Of Intra-Office Personal Relationship by ILFC CEO

NEW YORK, June 21, 2012 — American International Group, Inc. (NYSE: AIG) today named Laurette T. Koellner to the newly created role of Executive Chairman of International Lease Finance Corporation (ILFC).  In this role, Ms. Koellner becomes the most senior executive officer of ILFC and reports to Robert H. Benmosche, AIG President and Chief Executive Officer.  Henri Courpron, ILFC’s Chief Executive Officer, now reports to Ms. Koellner.

The appointment of Ms. Koellner, who has been serving as an independent director of AIG since June 2009, adds decades of aviation industry and broad management experience to the ILFC management team.  In her last executive role, Ms. Koellner served as President of Boeing International, a division of The Boeing Company, where she served in a variety of financial and business leadership roles from 1997 until 2008, including as a member of the Office of the Chairman and Boeing’s Chief Administration and Human Resources Officer.  Before that, Ms. Koellner spent 19 years at McDonnell Douglas Corp.  In her new role as Executive Chairman of ILFC, Ms. Koellner no longer meets the AIG Board of Directors’ requirements for independence and is stepping down as a member of the AIG Board.

Ms. Koellner’s appointment follows a review begun when AIG received an anonymous complaint alleging the existence of a personal relationship between Mr. Courpron and an ILFC employee under his supervision.  In the course of AIG’s review, Mr. Courpron and the employee each acknowledged that they had engaged in a voluntary relationship that had ended.  The complaint further alleged that the relationship resulted in improper use of company assets and inappropriate personnel decisions.  AIG, with the assistance of outside counsel, found these allegations to be unsubstantiated.

At the conclusion of the review, AIG assessed Mr. Courpron’s conduct as contrary to AIG’s expectations of its officers.  Accordingly, AIG established an office of Executive Chairman at ILFC and reduced Mr. Courpron’s annual compensation by $1 million.

“I apologize for my mistake and the time-consuming distractions it created,” Mr. Courpron said.  “I am committed to keep moving forward with the ILFC team and Laurette.”

“We have taken the right steps to affirm AIG’s and ILFC’s commitment to sound conduct in the workplace,” Ms. Koellner said.  “The Board, Bob, and I are confident in Henri’s leadership at ILFC, and we will work together to assure that ILFC continues to build on its momentum as the largest independent aircraft lessor in the industry.”

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries.  AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide networks of any insurer.  In addition, AIG companies are leading providers of life insurance and retirement services in the United States.  AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.